EXHIBIT 1

FOR IMMEDIATE RELEASE

Icahn Enterprises Completes Acquisition of Pep Boys

NEW YORK, NY– February 4, 2016 – Icahn Enterprises L.P. ("Icahn Enterprises"; NASDAQ: IEP) today announced that it has closed its acquisition of The Pep Boys — Manny, Moe & Jack ("Pep Boys"; NYSE: PBY) in an all-cash transaction for $18.50 per share, or approximately $1.03 billion in aggregate equity value. As a result of the completion of the merger, the common stock of Pep Boys will no longer be listed for trading on the New York Stock Exchange or any other exchange.

"We are extremely pleased to add Pep Boys to the Icahn Enterprises family of companies and believe the acquisition presents excellent synergistic opportunities for Auto Plus, our wholly owned automotive aftermarket company," said Carl C. Icahn, Chairman of Icahn Enterprises. "We believe that with our abundant resources and knowledge of the industry we will be able to grow this business and take advantage of consolidation opportunities, thereby benefiting customers, manufacturing partners and employees, as well as our shareholders."
About Pep Boys
 Since 1921, Pep Boys has been the nation's leading automotive aftermarket chain.  With over 7,500 service bays in over 800 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair.  Customers can find the nearest location by calling 1-800-PEP BOYS (1-800-737-2697) or by visiting www.pepboys.com.

About Icahn Enterprises L.P.

Icahn Enterprises L.P. (NASDAQ: IEP), a master limited partnership, is a diversified holding company engaged in ten primary business segments: Investment, Automotive, Energy, Metals, Railcar, Gaming, Mining, Food Packaging, Real Estate and Home Fashion.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," 'intend," "demonstrate," "expect," "estimate," "anticipate," "should" and "likely" and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made.  Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. Other factors may cause Pep Boys' actual results to differ materially from those expressed or implied in the forward-looking statements and such factors are discussed in Pep Boys' filings with the U.S. Securities and Exchange Commission ("SEC"), including its Annual Report on Form 10-K for the fiscal year ended January 31, 2015, and subsequent reports filed by Pep Boys with the SEC. Copies of Pep Boys' filings with the SEC may be obtained at the "Investors" section of Pep Boys' website at www.pepboys.com or on the SEC's website at www.sec.gov. In addition, other factors may cause Icahn Enterprises' actual results to differ materially from those expressed or implied in the forward-looking statements and such factors are discussed in Icahn Enterprises' filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent reports filed by Icahn Enterprises with the SEC. Copies of Icahn Enterprises' filings with the SEC may be obtained on the SEC's website at www.sec.gov.

The forward-looking statements included in this announcement are made as of the date hereof. Icahn Enterprises is not under any obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise, except as otherwise may be required by the federal securities laws.